Exhibit 10.1

EXECUTION VERSION

SHARE LENDING AGREEMENT

Dated as of August 17, 2012

Between

Molycorp, Inc. (“Lender”)

and

Morgan Stanley Capital Services LLC (“Borrower”)

This AGREEMENT sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock.

The parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Business Day” means a day on which regular trading occurs in the principal trading market for the Common Stock.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Price” on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a national or regional U.S. securities exchange or is included in the OTC Bulletin Board Service (operated by the Financial Industry Regulatory Authority, Inc.) or any successor thereto, the last reported sale price, regular way, in the principal trading session on such day on such market or service on which the Common Stock is then listed or is included, as the case may be (or, if the day of determination is not a Business Day, the immediately preceding Business Day), and (ii) if the Common Stock is not so listed or included or if the last reported sale price is not obtainable (even if the Common Stock is listed on such market or included in such service), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.

“Common Stock” means the shares of common stock, par value $0.001 per share, of Lender; provided that, if the Common Stock shall be exchanged for or converted into any other security, assets and/or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets and/or other consideration received in exchange for one share of Common Stock shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted into or exchanged for more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election.

“Convertible Notes” means (i) up to $360,000,000 aggregate principal amount of 6.00% Convertible Senior Notes due 2017 issued by Lender and (ii) up to $414,000,000 aggregate principal amount of such securities to the extent the option to purchase such additional securities (the “Over-Allotment Option”) is exercised as set forth in the Underwriting Agreement.

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice, in which case such other time will be the “Cutoff Time.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Termination Date” means the earliest to occur of (i) the 3rd Business Day (as such term is defined in the First Supplemental Indenture) immediately following the 23rd Trading Day (as such term is defined in the First Supplemental Indenture) immediately following the date on which all Convertible Notes have been redeemed, repurchased, converted or otherwise acquired for value, (ii) the date, if any, on which all Loans hereunder are terminated and (iii) the date, if any, on which this Agreement is terminated.

“First Supplemental Indenture” means the first supplemental indenture, to be dated as of August 22, 2012, to be entered into between Lender and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), to provide for the form, terms and other provisions of the Convertible Notes and which shall supplement the base indenture, to be dated as of August 22, 2012, to be entered into between Lender and the Trustee.

“Lender’s Designated Account” means the securities account of Lender maintained on the books of Morgan Stanley & Co. LLC, as securities intermediary, and with such designation as notified by the Lender to the Borrower promptly following the date hereof and in no event later than August 21, 2012.

“Loaned Shares” means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder; provided that, to the extent Borrower subsequently transfers to another transferee shares of Common Stock initially transferred to Borrower hereunder, “Loaned Shares” means an equivalent number of identical shares of Common Stock. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall, effective as of the payment or delivery date of any such event, be proportionately increased or decreased, as the case may be. If the outstanding shares of Common Stock shall be exchanged for or converted into any new or different security or securities, assets and/or other consideration, as described in the definition of “Common Stock,” such new or different security or securities, assets and/or other consideration shall, effective upon such exchange or conversion, as the case may be, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.” For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or 10, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means 13,800,000 shares of Common Stock, subject to adjustment as follows:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) If on September 16, 2012, (i) the Over-Allotment Option has not been exercised, the Maximum Number of Shares shall be reduced by 1,800,000 shares of Common Stock or (ii) the Over-Allotment Option has been exercised only in part, Borrower shall determine the appropriate adjustment to the Maximum Number of Shares and the date for such adjustment or adjustments in good faith and in a commercially reasonable manner; provided that, in the case of subclause (ii), absent agreement by Borrower, the Maximum Number of Shares shall in no case be reduced pursuant to this clause to a number of shares of Common Stock (rounded down to the nearest whole share) less than the product of (x) the then-applicable Maximum Number of Shares, and (y) a fraction, the numerator of which is the aggregate principal amount of Convertible Notes assuming the Over-Allotment Option has not been exercised, and the denominator of which is (A) the aggregate principal amount of Convertible Notes outstanding as of initial issuance, plus (B) the aggregate principal amount of Convertible Notes that would have been issued if the Over-Allotment Option had been exercised in full, and the date of such adjustment pursuant to subclause (ii) shall be no earlier than September 16, 2012.

(c) If, at any time after September 16, 2012, the Maximum Number of Shares exceeds the product of (A) the aggregate principal amount of Convertible Notes outstanding at such time (it being understood and agreed, notwithstanding anything to the contrary in the First Supplemental Indenture, that for purposes of this clause (c), Convertible Notes surrendered for conversion by the holders thereof shall not cease to be outstanding until the day on which the Lender delivers to the relevant converting holder the consideration due upon conversion), divided by $1,000 and (B) the Conversion Rate (as defined in the First Supplemental Indenture), Lender may so notify Borrower in writing of such fact. Upon receipt of such notice by Borrower, effective five Business Days following such receipt, the Maximum Number of Shares shall be reduced by such excess.

(d) Upon the termination of any Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender, in accordance with a direction of Borrower that Borrower will provide to Lender in connection with any such surrender of Loaned Shares; provided that if Borrower does not provide any such direction in connection with any such surrender, the Maximum Number of Shares shall be reduced by the number of Loaned Shares so surrendered; and provided further that if the number of Loaned Shares offered and sold by Borrower in any registered public offering under the Securities Act is less than the number of shares of Common Stock constituting the Loan made in connection with such registered public offering (such difference, the “Unsold Amount”), any termination of a Loan in an amount equal to the Unsold Amount prior to the date that is 30 calendar days following the date of the Borrowing Notice (as defined below) with respect to such Loan shall not so reduce the Maximum Number of Shares.

“Registration Blackout Period” means (i) the period beginning at 11:59 p.m. on the fourteenth calendar day preceding the last day of each fiscal quarter of Lender and ending at 11:59 p.m. on the second Business Day following the day on which Lender’s quarterly earnings with respect to such fiscal quarter are publicly announced (or, in the case of the fourth fiscal quarter, if no quarterly earnings are announced, Lender’s annual earnings), and (ii) if, after September 16, 2012, Lender is in possession of material non-public information about Lender or the Common Stock, the disclosure of which Lender reasonably believes would not be in its best interests, and notifies Borrower of that fact, the period beginning on the day on which Lender provides such notice to Borrower and ending on the 45th Business Day thereafter; provided that the aggregate duration of such Registration Blackout Period under clause (ii) above shall not exceed 45 Business Days during the term of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement, dated as of August 17, 2012, entered into between Lender and Morgan Stanley & Co. LLC as representative for several underwriters named therein, providing for the public offering of the Common Stock.

Section 2. Loans Of Shares; Transfers of Loaned Shares

(a) Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing by Borrower shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b) Subject to the terms and conditions of this Agreement, Borrower may, from time to time, by not less than one Business Day’s written notice to Lender (a “Borrowing Notice”) initiate one or more transactions in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, a “Loan”); provided that Borrower may not initiate a Loan by delivering a Borrowing Notice to Lender (i) during any Registration Blackout Period or (ii) after the earlier to occur of (A) March 15, 2013 and (B) the date as of which the Maximum Number of Shares shall have been sold pursuant to the Underwriting Agreement. Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to a Loan, including the number of shares of Common Stock that are the subject of such Loan to which the applicable records relate.

(c) Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow, and may not initiate a Loan hereunder with respect to, any shares of Common Stock at any time to the extent (in the case of clause (i) below or to the extent that Borrower determines in its sole discretion (in the case of clause (ii) below) that after receipt of any shares of Common Stock in connection with such Loan, (i) the Section 16 Percentage would exceed 8.0% or (ii) the Share Amount would exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of shares of Common Stock that Borrower and each person subject to aggregation of shares of Common Stock with Borrower under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) as of such day and (B) the denominator of which is the number of shares of Common Stock outstanding as of such day. The “Share Amount” as of any day is the number of shares of Common Stock that a Borrower Person under any law, rule, regulation, regulatory order or organizational documents or contracts of Lender that are, in each case, applicable to ownership of shares of Common Stock (the “Applicable Restrictions”) owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Borrower in its reasonable discretion. A “Borrower Person” is Borrower and any person whose ownership position would be aggregated with that of Borrower. The “Applicable Share Limit” is, as of any day, a number of shares of Common Stock equal to (A) the minimum number of shares of Common Stock that could give rise to materially adverse reporting obligations, materially adverse registration obligations or other materially adverse requirements (including obtaining prior approval from any person or entity) of a Borrower Person, or could result in an adverse effect on a Borrower Person, under any Applicable Restriction, as determined by Borrower in its reasonable discretion, minus (B) 1% of the number of shares of Common Stock outstanding as of such day.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the relevant Loan, which date shall not be earlier than the third Business Day following the receipt by Lender of the Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

Section 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.001 per Loaned Share included in such Loan. Such Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(d) on a delivery-versus-payment basis through the facilities of the Clearing Organization.

Section 4. Loan Terminations.

(a) Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender no later than the third Business Day following the date of such notice, without any consideration being payable in respect thereof by Lender to Borrower; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof. Any such loan termination shall be effective immediately upon delivery of the Loaned Shares in accordance with the terms hereof.

(b) Subject to Section 10 below, all outstanding Loans, if any, shall terminate on the Facility Termination Date, and all Loaned Shares, if any, then outstanding shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the Facility Termination Date; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

(c) Subject to Section 10 below, if a Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares in respect of such Loan shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the termination date of such Loan as provided in Section 9; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

(d) If at any time the aggregate number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the outstanding Loans (or portions thereof) to the extent of such excess shall immediately terminate and, subject to Section 10 below, such excess number of Loaned

Shares in respect of such terminated Loans (or portions thereof) shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the first date as of which such excess exists; provided that such termination shall not relieve Borrower from the obligation to make such other payments and/or deliveries required to be made by it to Lender hereunder, including any such payments and/or deliveries pursuant to Section 5 hereof.

Section 5. Distributions.

(a) If, at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding shares of Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of Common Stock of such dividend or distribution, as the case may be, and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a dividend or distribution on such Loaned Shares but prior to the payment of such dividend or distribution on such Loaned Shares, Borrower shall nonetheless pay to Lender the amount of such dividend or distribution, as the case may be, within three Business Days after the payment of such dividend or distribution.

(b) If, at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of all its outstanding shares of Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any spin-off securities or assets, options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any spin-off securities or assets, options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a “Non-Cash Distribution”), Borrower shall deliver to Lender in kind (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the date of such Non-Cash Distribution, the property or securities so distributed in an amount (the “Delivery Amount”) equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution, and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a Non-Cash Distribution on such Loaned Shares but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, Borrower shall nonetheless deliver to Lender the Delivery Amount in respect of such Non-Cash Distribution within three Business Days after the settlement date of distribution.

Section 6. Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others. Borrower agrees that neither it or any of its affiliates that is the record owner of any Loaned Shares initially transferred hereunder, held for delivery to Lender or held by Borrower or its affiliates (other than any such securities that are held in the accounts of, and beneficially owned by, any unaffiliated third party, where such third party has the power to, and has, directed the vote of such securities), shall vote such Loaned Shares on any matter submitted to a vote of Lender’s stockholders.

Section 7. Representations and Warranties.

(a) Each of Borrower and Lender represent and warrant to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into any Loans contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery, entry and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the Loaned Shares in respect of such Loan and all other outstanding shares of Common Stock of Lender have been duly authorized and, upon the issuance (if necessary) and delivery of such Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid nonassessable shares of Common Stock, and the stockholders of Lender have no preemptive rights with respect to such Loaned Shares.

(c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that all of the outstanding shares of Common Stock are listed on The New York Stock Exchange (“NYSE”) and the Loaned Shares in respect of such Loan have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”) and Lender would be able to purchase a number of shares of Common Stock equal to the Maximum Number of Shares in compliance with the corporate law of Lender’s jurisdiction of incorporation.

(e) Lender represents and warrants to Borrower that, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, Lender is not, and will not be required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f) Lender represents and warrants to Borrower that Lender (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million as of the date hereof.

(g) Borrower represents and warrants to Lender that it (and any successor entity) is, and at any time during which a Loan made pursuant to this Agreement is outstanding will be, a United States person within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended.

(h) Borrower represents and warrants to Lender that any shares of Common Stock that Borrower transfers to Lender in respect of any Loan Termination, and any property or securities comprising any Non-Cash Distribution that Borrower transfers to Lender, in each case, shall be made free from any lien, charge, claim or other encumbrance or restrictions (other than (x) a lien, charge, claim or other encumbrance or restriction routinely imposed on all securities by the relevant Clearance System and (y) any lien, charge, claim or other encumbrance or restriction (i) in the case of any shares of Common Stock, that exists in respect to all outstanding shares of Common Stock and (ii) in the case of any property or securities comprising any Non-Cash Distribution, that exists in respect of all such property or securities so distributed).

(i) The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8. Covenants.

(a) The parties hereto acknowledge that Borrower has informed Lender that Borrower is a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code. The parties hereto further acknowledge and agree that (i) each Loan hereunder is intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code; (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a “transfer” and a “settlement payment” or a “margin payment,” as such terms are used in Section 546(e) of the Bankruptcy Code; and (iii) Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e), 555 and 561 of the Bankruptcy Code.

(b) Lender shall, no later than five Business Days prior to any repurchase of Common Stock, give Borrower a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Borrow Percentage as determined on such day after giving effect to such repurchase would be greater than 8.0% or, after the first such Repurchase Notice, greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice; provided that, in the event that the amount of Loaned Shares provided pursuant to the initial Borrowing Notice causes the Outstanding Borrow Percentage to exceed 8.0%, then the first Repurchase Notice shall be deemed to have been given in connection with such initial Borrowing Notice. The “Outstanding Borrow Percentage” as of any day is the fraction (A) the numerator of which is the aggregate number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

(c) Borrower covenants and agrees with Lender that, insofar as Borrower or any of its affiliates is the record owner of any Loaned Shares, Borrower shall use good faith efforts to use such Loaned Shares solely for the purpose of directly or indirectly facilitating the sale of the Convertible Notes and hedging activities (including short sales of such Loaned Shares) relating to the Convertible Notes by the holders thereof.

Section 9. Events of Default.

(a) All Loans, and any further obligation to make Loans under this Agreement, may, at the option of the non-defaulting party by a written notice to the defaulting party (which option shall be deemed exercised, even if no notice is given, immediately on the occurrence of an event specified in Section 9(a)(v) or 9(a)(vi) below), be terminated (1) immediately on the occurrence of any of the events set forth in Section 9(a)(v) or 9(a)(vi) below or (2) two Business Days following such notice on the occurrence of any of the other events set forth below (each, a “Default”):

(i) Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii) Borrower fails to pay Lender a Loan Fee when due as required by Section 3;

(iv) Borrower fails to pay Lender any amount when due as required by Section 10;

(v) the filing by or on behalf of Lender or Borrower of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(vi) the filing of any involuntary petition against Lender or Borrower in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(vii) Lender fails to provide any indemnity as required by Section 12; provided that Borrower may waive such Default by Lender in its sole discretion;

(viii) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, fails to perform, rejects or repudiates any of its obligations hereunder; or

(ix) any representation made by Borrower under this Agreement in connection with any Loan or Loans hereunder shall be incorrect or untrue in any material respect when made or Borrower fails to comply in any material respect with any of its covenants under this Agreement.

Section 10. Right to Extend; Lender’s Remedies.

(a) Except to the extent a Loan is terminated pursuant to Section 4(c) as a result of a Default by Borrower, Borrower may, following the termination of any Loan pursuant to Section 4, delay the date on which the related Loan Shares are due to Lender (the “Settlement Due Date”, as so delayed to the extent applicable), with respect to some or all (as the case may be) of such Loaned Shares, if Borrower reasonably determines in good faith based on the advice of counsel that such extension with respect to some or all (as the case may be) of such Loan Shares is reasonably necessary to enable Borrower (or any of its affiliates) to effect purchases of Common Stock related to the delivery of Loan Shares due to Lender in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (i) applicable to Borrower or such affiliates in purchasing such shares of Common Stock or (ii) if Borrower were deemed to be Lender or an affiliated purchaser of Lender, that would be applicable to Lender in purchasing such shares of Common Stock.

(b) If, upon the termination of any Loan as a result of a Default by Borrower under Section 9 or pursuant to Section 4(c) on any Settlement Due Date, the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Section 4(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) shall violate, or would upon such purchase reasonably likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) would subject Borrower, based on the advice of counsel to the Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act), or (v) shall be commercially impracticable in the time period required by Section 4(c), in the commercially reasonable judgment of Borrower as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases (each of (i), (ii), (iii), (iv) and (v), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon Borrower’s obligations under Section 4(c) shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use commercially reasonable efforts to remove or cure the Legal Obstacle as promptly as reasonably practicable, including, in the case of clause (iii), Borrower using its commercially reasonable efforts to obtain the prior consent of the relevant court, tribunal or governmental authority in order to make any such repurchase; provided that (except in circumstances where the Legal Obstacle resulted from the failure by Borrower to comply with applicable securities laws or regulations) Lender shall promptly reimburse all reasonable costs and expenses (including of legal counsel to Borrower) incurred or, at Borrower’s election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by Borrower, in each case, in removing or curing such Legal Obstacle; and provided further that, if Borrower cannot remove or cure the Legal Obstacle within five Business Days, then Lender shall have the right at any time thereafter to notify Borrower of its election that Borrower pay to Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), an amount in immediately available funds (the “Replacement Cash”) equal to the product of (A) the average Closing Price (the “Average Closing Price”) during the ten consecutive Business Day period ending on the Business Day immediately preceding the date Borrower makes such payment, multiplied by (B) the number of Loaned Shares then outstanding.

(c) If Borrower shall fail to pay the Replacement Cash to Lender in accordance with Section 10(b) above, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like number of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner. To the extent Lender shall exercise such right, Borrower’s obligation to return a like number of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate, and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within three Business Days of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10(c) shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase.

Section 11. Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) designated in the relevant Borrowing Notice maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 16 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer, in which case under clause (i) or (ii), such transfer shall be made on the immediately following day on which such exceptions are not in effect.

(d) To the extent permitted by law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party; provided that Borrower may, without the consent of Lender, transfer or assign all or any part of its rights or obligations under this Agreement to any of Borrower’s affiliates (i)(x) if such a transfer is required by or under any law, rule, regulation or regulatory order or (y) if, absent such transfer, Borrower or any of its affiliates would incur a materially increased cost or other materially increased expense (compared to such cost or expense as of the date hereof) or would experience any other material adverse effect, in either the case of (x) or (y), upon the advice to Borrower of counsel) and (ii) so long as, in the event Borrower is able to transfer to more than one affiliate in compliance with all applicable laws, rules, regulations and regulatory orders and in a manner that would not result in Borrower or any of its affiliates incurring a materially increased cost or other materially increased expense (compared to such cost or expense as of the date hereof) nor experiencing any other material adverse effect, such transfer is to the affiliate of Borrower that results in the least adverse effect to Lender (determined by Borrower in good faith and in a commercially reasonable manner after consultation with Lender). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and permitted assigns. Any purported transfer that is not in compliance with this Section 11(d) shall be null and void

Section 12. Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees from and against any and all liabilities, judgments, claims, settlements, losses, damages and other expenses (including, without limitation, direct losses relating to Borrower’s market activities as a consequence of becoming subject to Section 16(b) under the Exchange Act, and including, without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) (collectively, “Losses”) incurred or suffered by any such person or entity directly arising from (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement; provided, however, that Lender shall not be liable for any Losses arising from (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(b) In case any claim or litigation which might give rise to any obligation of Lender under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall within five Business Days notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 45 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 45 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(c) An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party. Nothing in this clause (c) shall be deemed to limit, or be a waiver of either party in respect of, this Section 12.

Section 13. Termination Of Agreement.

(a) This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower or (ii) by Lender or Borrower upon the occurrence of a Default by the other party.

(b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. Registration Provisions. If, following the initial Loan hereunder and registration of the initial Loaned Shares in respect of such Loan, any subsequent Loan and public sale of the Loaned Shares in respect of such subsequent Loan, based upon reasonable advice of counsel to Borrower, would require registration under the Securities Act, Lender agrees to register such sale of shares of Common Stock as and to the extent provided in the Underwriting Agreement.

Section 15. Amendments. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

Section 16. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i) If to Borrower to:

Morgan Stanley Capital Services LLC

1585 Broadway

New York, NY 10036

Attention: Scott Pecullan

with a copy to:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Attention: Legal Department

Facsimile number: (212) 507-4338

(ii) If to Lender to:

Molycorp, Inc.

5619 DTC Parkway, Suite 1000

Greenwood Village, CO 80111

Attention: John F. Ashburn, Jr.

Facsimile number: (303) 843-8082

with a copy to (which shall not constitute notice):

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attention: Christopher M. Kelly, Esq.

Facsimile number: (216) 579-0212

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 17. Governing Law; Submission To Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Share Lending Agreement as of the date and year first above written.

Molycorp, Inc., as Lender

By:	/s/ Mark A. Smith
	Name:	Mark A. Smith
	Title:	President and Chief Executive Officer

[Signature Page to Share Lending Agreement]

Morgan Stanley Capital Services LLC, as Borrower

By:	/s/ Scott Pecullan
	Name:	Scott Pecullan
	Title:	Vice President

[Signature Page to Share Lending Agreement]